Exhibit 15

October 28, 1994

Idaho Power Company
Boise, Idaho

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Idaho Power Company and subsidiaries for the periods ended September 30, 1994 and 1993, as indicated in our report dated October 28, 1994; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, is incorporated by reference in Registration Statement Nos. 33-65720, and 33-60046 on Form S-3; and Post-Effective Amendment No. 1 to Registration Statement No. 2-99567 and Registration Statement Nos. 33-36947 and 33-56071 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE LLP
Portland, Oregon